EMPLOYMENT AND NONCOMPETITION AGREEMENT


         THIS AGREEMENT is dated May 17, 1996, and is between NORDATA, INC., a California corporation ("Nordata") and RUBY LEE NORTON, an individual residing in the State of California (the "Employee").


                                    RECITALS

A. Nordata wishes to continue the services of the Employee for at least the duration of this Agreement, and the Employee wishes to provide her services for such period.

B. Nordata desires reasonable protection of its confidential business and technical information.

C.       On May 17, 1996, Eltrax System, Inc. acquired in a merger Nordata,
         Inc. and Rudata, Inc. which together constitute Datatech from Employee and Employee's spouse in exchange for Eltrax Systems, Inc. common stock and cash, the receipt and sufficiency of which is hereby acknowledged.

D. Nordata desires assurance that the Employee will not compete with it for a reasonable period of time after termination of employment, and Employee is willing to refrain from such competition.

E. Employee desires to be assured of a minimum Base Salary from Nordata for Employee's services for the term of this Agreement (unless earlier terminated), and to have the opportunity to earn certain incentive payments provided for herein.

NOW, THEREFORE, in consideration of Employee's acceptance of and continuance in Nordata's employment for the term of this Agreement and the parties' agreement to be bound by the terms contained herein, the parties agree as follows:


                                    ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms have the following meanings:

1.01 "BASE SALARY" shall mean regular cash compensation paid on a periodic basis exclusive of benefits, bonuses and incentive payments.

1.02 "COMMITTEE" shall mean a committee of the Board of Directors of Eltrax consisting solely of directors who are not employees of Eltrax.

1.03     "COMPANY" shall mean Nordata, Inc., a California corporation.

1.04 "CONFIDENTIAL INFORMATION" shall mean information or material which is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including:

         (a) information or material relating to the Company, and its businesses as conducted or anticipated to be conducted, business plans, operations, past, current or anticipated software, products or services, customers or prospective customers, or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities;

         (b) information or material relating to the Company's inventions, improvements, discoveries, "know-how," technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture or marketing of the Company's software, products or services;

         (c) information which when received is marked as "proprietary," "private," or "confidential";

         (d)      trade secrets;

         (e) software in various stages of development, including computer programs in source code and binary code form, software designs, specifications, programming aids (including "library subroutines" and productivity tools), programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases; and

         (f) any similar information of the type described above which the Company obtained from another party and which the Company treats as or designates as being proprietary, private or confidential, whether or not owned or developed by the Company.

         Notwithstanding the foregoing, "Confidential Information" does not include any information which is properly published or in the public domain; provided, however, that information which is published by or with the aid of Employee outside the scope of employment or contrary to the requirements of this Agreement will not be considered to have been properly published, and therefore will not be in the public domain for purposes of this Agreement.

1.05 "DATATECH" shall mean the business formerly owned by Employee and operated under Nordata, Inc. and Rudata, Inc., and as such business will be operated by Nordata.

1.06 "DISABILITY" shall mean the inability, as reasonably determined by the Company, of Employee to perform her duties under this Agreement because of illness or incapacity for a continuous period of six (6) months. In the event that Employee objects that the Company has not reasonably determined Employee's inability to perform her duties, the issue shall be determined by three physicians, one selected by the Company, one by Employee, and the third selected by the first two. The majority opinion of the three physicians shall be final and binding on the Company and Employee.

1.07 "ELTRAX" shall mean Eltrax Systems, Inc., a Minnesota corporation, and shall include its Subsidiaries and successors in interest.

1.08 "PLAN" shall mean any profit sharing, pension, life insurance, accident insurance, disability insurance, health insurance, hospitalization, medical reimbursement or other employee benefit plan including, without limitation, the Company's 401(K) Plan.

1.09 "SUBSIDIARY" shall mean: (a) any corporation at least a majority of whose securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the occurrence of a contingency) is at the time owned by the Company and/or one or more Subsidiaries thereof; and (b) any division or business unit (or portion thereof) of the Company or a corporation described in clause (a) of this Section 1.08.


                                   ARTICLE II

                           EMPLOYMENT, DUTIES AND TERM

2.01 EMPLOYMENT, POSITION. Upon the terms and conditions set forth in this Agreement, Company hereby employs Employee, and Employee accepts such employment. During the term of this Agreement, Employee shall serve as Vice President/Treasurer of Nordata. Termination of this Agreement prior to the end of the term stated in Section 2.03 by either party shall also terminate Employee's employment by the Company.

2.02     DUTIES.

         (a) Employee shall devote her full-time and reasonable best efforts to the Company and to fulfilling the duties of her position which shall include such duties with respect to Datatech and the Company as may from time to time be assigned to her by the Eltrax Chief Executive Officer and the Eltrax Board of Directors, provided that such duties are reasonably consistent with Employee's education, experience and background.

         (b) Employee shall operate the business of Datatech in the best interests of the Company and its shareholders.

         (c) Employee shall comply with the Company's policies and procedures to the extent they are not inconsistent with this Agreement in which case the provisions of this Agreement prevail. In addition, Employee shall comply with the Company's policies on employee conduct and business ethics.

2.03 TERM. The term of this Agreement shall commence May 17, 1996 and shall terminate on May 16, 2001 (the "Base Term"), unless earlier terminated pursuant to Article IV of this Agreement. Commencing May 17, 2001 and on each May 16 thereafter, the term of Employee's employment hereunder shall be automatically extended for one (1) additional year unless on or before the January 31 immediately preceding any such May 1 either party gives written notice to the other of the cessation of further extensions, in which case no further automatic extensions shall occur.



                                   ARTICLE III

                    BASE COMPENSATION, EXPENSES, AND BENEFITS

3.01 BASE SALARY. For all services rendered under this Agreement during the term of Employee's employment, the Company shall pay Employee in accordance with Nordata's usual pay practices, a Base Salary at an annual rate of Seventy-Five Thousand Dollars ($75,000).

3.02     BENEFITS. In addition to other compensation to be paid under this
         Article III, Employee shall be entitled to participate in all benefit Plans available to all full-time, eligible employees currently maintained or hereafter established by the Company generally, in accordance with the terms and conditions of such Plans.

3.03 AUTOMOBILE. In addition to payment of compensation under this Article III, the Company will provide Employee with the use of the leased automobile she used immediately prior to the date of this Agreement.


                                   ARTICLE IV

                                EARLY TERMINATION

4.01 EARLY TERMINATION. Subject to Article III and the respective continuing obligations of the parties pursuant to Articles V, VI, VII and IX, this Article sets forth the terms for early termination of this Agreement.

4.02 TERMINATION FOR CAUSE. The Company may terminate this Agreement and Employee's employment immediately for cause. For the purpose hereof, "cause" means (1) fraud, (2) theft or embezzlement of the Company's assets, (3) willful violation of law constituting a felony, (4) the continued failure by Employee to perform her duties as reasonably assigned to Employee pursuant to Section 2.02 of Article II of this Agreement for a period of 60 days after a written demand for such performance, which written demand specifically identifies the manner in which it is alleged Employee has not satisfactorily performed such duties. At any time during the 60 day "cure" period described in clause
         (4) above, at Employee's request the Eltrax Chief Executive Officer, together with at least one member of the Committee, shall meet in person to discuss the alleged performance deficiencies. In the event of termination for cause pursuant to this Section 4.02, Employee shall be paid at the usual rate of Employee's annual Base Salary through the date of termination specified in any notice of termination and any amounts to which the Executive is entitled under any Plan in accordance with the terms of such Plan.

4.03 TERMINATION WITHOUT CAUSE. Either Employee or the Company may terminate this Agreement and Employee's employment without cause on seventy-five
         (75) days' written notice. In the event of termination of this Agreement and of Employee's employment pursuant to this Section 4.03, compensation shall be paid as follows:

         (a) if the termination is by Employee, Employee shall be paid at the usual rate of her annual Base Salary through the date of termination specified in such notice (but not to exceed sixty
                  (60) days from the date of such notice);

         (b) if the termination is by the Company, Employee shall be paid at the usual rate of her annual Base Salary through the Base Term.

4.04 TERMINATION IN THE EVENT OF DEATH OR DISABILITY. This Agreement and Employee's employment shall terminate in the event of death or Disability of Employee.

         (a) In the event of Employee's death, Base Salary shall be terminated as of the end of the month in which death occurs.

         (b) In the event of Disability, Base Salary shall be terminated as of the end of the month in which the last day of the six-month period of Employee's inability to perform her duties occurs.

4.05 ENTIRE TERMINATION PAYMENT. The compensation provided for in Articles III and IV for early termination of this Agreement shall constitute Employee's sole remedy for such termination. Employee shall not be entitled to any other termination or severance payment which may be payable to Employee under any other agreement between Employee and the Company or any policy of the Company. This Section 4.05 shall not have any effect on distributions to which Employee may be entitled at termination from any tax-qualified Plan or any other Plan (other than a severance payment or similar Plan).


                                   ARTICLE VI

                   CONFIDENTIALITY, DISCLOSURE AND ASSIGNMENT

5.01 CONFIDENTIALITY. Employee will not, during the term or after the termination or expiration of this Agreement, publish, disclose, or utilize in any manner any Confidential Information obtained while employed by the Company. If Employee leaves the employ of the Company, Employee will not, without its prior written consent, retain or take away any drawing, writing or other record in any form containing any Confidential Information.

5.02 BUSINESS CONDUCT AND ETHICS. During the term of employment with the Company, Employee will engage in no activity or employment which may conflict with the interest of the Company, and will comply with the Company's policies and guidelines pertaining to business conduct and ethics.

5.03 DISCLOSURE. Employee will disclose promptly in writing to the Company all inventions, discoveries, software, writings and other works of authorship which are conceived, made, discovered, or written jointly or singly on the Company's business time or on Employee's own time, during the term of this Agreement, provided the invention, improvement, discovery, software, writing or other work of authorship is capable of being used by the Company or their respective affiliates in the normal course of business, and all such inventions, improvements, discoveries, software, writings and other works of authorship shall belong solely to the Company.

5.04 INSTRUMENTS OF ASSIGNMENT. Employee will sign and execute all instruments of assignment and other papers to evidence vestiture of Employee's entire right, title and interest in such inventions, improvements, discoveries, software, writings or other works of authorship in the Company, at the request and the expense of the Company, and Employee will do all acts and sign all instruments of assignment and other papers the Company may reasonably request relating to applications for patents, patents, copyrights, and the enforcement and protection thereof. If Employee is needed, at any time, to give testimony, evidence, or opinions in any litigation or proceeding involving any patents or copyrights or applications for patents or copyrights, both domestic and foreign, relating to inventions, improvements, discoveries, software, writings or other works of authorship conceived, developed or reduced to practice by Employee, Employee agrees to do so, and if Employee leaves the employ of the Company, the Company shall pay Employee at a rate mutually agreeable to Employee and the Company, plus reasonable traveling or other expenses.

5.05 SURVIVAL. The obligations of this Article V shall survive the expiration or termination of this Agreement.


                                   ARTICLE VI

                                 NON-COMPETITION

6.01 NON-COMPETITION. Employee agrees that for a period of two (2) years following termination of employment with the Company for any reason, or if termination occurs any time after May 16, 2001 for a period of time through May 16, 2003 but in any case not less than a six (6) month period, Employee will not directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other firm or entity, engage in any commercial activity in competition with any part of the Company's business which was under Employee's management or supervision at any time during the term of this Agreement or any part of the Company's business with respect to which Employee has Confidential Information as governed by Article V of this Agreement. For purposes of this Section 6.01, "shareholder" shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose voting stock is traded in a public market. Also for purposes of this Section 6.01, "the Company's business" shall include businesses conducted by the Company, any Subsidiary of the Company and any affiliate of the Company and any partnership or joint venture.

6.02 EFFECT OF TERMINATION. In the event Employee's employment terminates for any reason, no additional compensation shall be paid for the non-competition obligation.

6.03 SURVIVAL. The obligations of this Article VI shall survive the expiration or termination of this Agreement.


                                   ARTICLE VII

                       CHANGE OF OWNERSHIP OF THE BUSINESS

7.01 EFFECT. In the event that substantially all of the assets of the Company are sold (other than as a result of the sale of the stock of the Company) to a person or entity which is not an affiliate of the
         Company:

         (a) If Employee gives her written consent to the assignment of this Agreement to the purchaser (and such assignment is accepted), this Agreement shall remain in full force and effect between Employee and the assignee.

         (b) If such assignment is not accepted by the purchaser, then this Agreement shall be deemed to have been terminated by the Company without cause pursuant to Article IV; and

         (c) If a proposed assignment is accepted by the purchaser, but Employee does not provide her written consent to such assignment (unless such consent is withheld because the purchaser does not have creditworthiness reasonably equivalent to the Company's and the Company does not agree to guarantee the purchaser's performance of the Company's payment obligations hereunder), this Agreement shall be deemed terminated for cause pursuant to Article IV.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

8.01 NO ADEQUATE REMEDY. The parties declare that it is impossible to measure in money the damages which will accrue to either party by reason of a failure to perform any of the obligations under this Agreement. Therefore, if either party shall institute any action or proceeding to enforce the provisions hereof, such party against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law, and such party shall not urge in any such action or proceeding the claim or defense that such party has an adequate remedy at law.

8.02 SUCCESSORS AND ASSIGNS. Except as otherwise provided in Article VII, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of the Company, and any such successor or assign shall absolutely and unconditionally assume all of the Company's obligations hereunder.

8.03 NOTICES. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address which:

         (a)      In the case of the Company shall be:

                  Nordata, Inc.
                  c/o Eltrax Systems, Inc.
                  Rush Lake Business Park
                  1775 Old Highway 8
                  St. Paul, MN  55112
                  Attn:  Chief Executive Officer

         (b)      In the case of Employee shall be:

                  Ruby Lee Norton


         Any party may, by notice hereunder, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the second business day thereafter or when it is actually received, whichever is sooner.

8.04 CAPTIONS. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

8.05 GOVERNING LAW. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota without giving effect to the conflict of laws principles thereof. The parties hereto expressly recognize and agree that the implementation of this Governing Law provision is essential in light of the fact that the Company's corporate headquarters and its principal executive offices are located within the State of Minnesota, and there is a critical need for uniformity in the interpretation and enforcement of the employment agreements between the Company and its key employees.

8.06 CONSTRUCTION. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.07 WAIVERS. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

8.08 MODIFICATION. This Agreement may not be and shall not be modified or amended except by written instrument signed by the parties hereto.

8.09 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon and supersedes all prior or contemporaneous agreements, understandings and negotiations with respect to the subject matter hereof.

8.10 ATTORNEYS' FEES. In the event there is litigation between the parties hereto with respect to their rights and obligations under this Agreement, the prevailing party in any such litigation shall be entitled to recover from the opposing party all reasonable attorneys' fees and expenses (including fees of accountants) incurred by the prevailing party in connection with such proceeding.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

EMPLOYEE                                 NORDATA, INC.
/s/


                                         By /s/
Ruby Lee Norton                          Its Secretary